Exhibit 99.1
NEWS RELEASE
Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately
Contact:	William B. Kessel, President and CEO, 616.447.3933 Gavin A. Mohr, Chief Financial Officer, 616.447.3929
INDEPENDENT BANK CORPORATION REPORTS 2025 THIRD QUARTER RESULTS

Third Quarter Highlights

Highlights for the third quarter of 2025 include:
•Increase in net interest income of $0.7 million (or 1.7% ) over the second quarter of 2025;
•Increase in tangible common equity per share of common stock of $1.06 (or 20.0% annualized) from June 30, 2025;
•Net growth in total deposits, less brokered time deposits of $148.2 million (or 13.0% annualized) from June 30, 2025;
•Net growth in loans of $33.9 million (or 3.2% annualized) from June 30, 2025; and
•The payment of a 26 cent per share dividend on common stock on August 15, 2025.

GRAND RAPIDS, Mich., October 28, 2025 - Independent Bank Corporation (NASDAQ: IBCP) reported third quarter 2025 net income of $17.5 million, or $0.84 per diluted share, versus net income of $13.8 million, or $0.65 per diluted share, in the prior-year period.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “
I am proud of our team’s performance and pleased to report continued positive momentum in our third quarter 2025 results. Loan balances grew at an annualized rate of 3.2%, and total deposits, less brokered time deposits increased by 13.0% (annualized). We achieved growth in net interest income both sequentially and year-over-year. Our net interest margin displayed a small decline on a linked quarter basis primarily due to the acceleration of unamortized issuance costs on subordinated debt we redeemed in the third quarter. I would characterize the NIM as stable when adjusting for this event. Expense management remains a strength, as reflected in our third-quarter efficiency ratio of 58.86%, which demonstrates the effectiveness of our recent strategic investments. These solid fundamentals supported a 10.2% year-over-year increase in tangible common equity per share and strong returns, including a return on average assets of 1.27% and a return on average equity of 14.57%. Despite market uncertainty, our credit quality remains strong, with watch credits at low levels. Non-performing assets increased from 0.16% of total assets to 0.38% of total assets on a quarter-over-quarter basis primarily as the result of one commercial relationship where the borrower is experiencing financial difficulties. Our annualized net charge-offs continue at historically low levels, four basis points through the first three quarters of 2025. The allowance for credit losses stands at 1.49% of total loans. I am optimistic we will finish 2025 strong and remain excited about our prospects to grow our customer base and earnings in 2026.”

Significant items impacting comparable third quarter 2025 and 2024 results include the following:
•Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of  $(0.6) million ($(0.02) per diluted share, after taxes) for the three-month period ended September 30, 2025, as compared to $(4.2) million ($(0.16) per diluted share, after taxes) for the three-month period ended September 30, 2024.

Operating Results
The Company’s net interest income totaled $45.4 million during the third quarter of 2025, an increase of $3.5 million, or 8.4% from the year-ago period, and an increase of $0.7 million, or 1.7%, from the second quarter of 2025. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.54% during the third quarter of 2025, compared to 3.37% in the year-ago period, and 3.58% in the second quarter of 2025. The year-over-year quarterly increase in net interest income was due to both an increase in average interest-earning assets and the higher net interest margin. The linked quarter increase in net interest income was due to an increase in average interest-earning assets that was partially offset by a modest decrease in net interest margin. Average interest-earning assets were $5.16 billion in the third quarter of 2025, compared to $4.99 billion in the year-ago quarter and $5.04 billion in the second quarter of 2025.
Non-interest income totaled $11.9 million for the third quarter of 2025, compared to $9.5 million in the comparable prior year period. This change was primarily due to variances in mortgage banking related revenues.
Net gains on mortgage loans in the third quarters of 2025 and 2024 were approximately $1.5 million and $2.2 million, respectively. The comparative quarterly decrease in net gains on mortgage loans was due to a decrease in both gain on sale margin on mortgage loans sold and a decrease in the volume of mortgage loans sold.
Mortgage loan servicing, net, generated income (expense) of $0.1 million and $(3.1) million in the third quarters of 2025 and 2024, respectively. The significant variance in mortgage loan servicing, net is primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in interest rates and the associated expected future prepayment levels and expected float rates as well as a decline in servicing revenue. The decline in servicing revenue is attributed to the sale of approximately $931 million of mortgage servicing rights on January 31, 2025. Capitalized mortgage loan servicing rights totaled $31.5 million and $46.8 million at September 30, 2025 and December 31, 2024, respectively. The decline during the first nine months of 2025 was primarily attributable to the aforementioned mortgage servicing right sale. This transaction was executed in part to reduce the amount of exposure the Company had to rate variances that may impact the mortgage servicing right asset valuation in future periods. While the magnitude of fair value adjustments would also be expected to decrease, those adjustments are dependent upon factors that are harder to predict.

Mortgage loan servicing, net activity is summarized in the following table:

	Three months ended		Nine months ended
	9/30/2025	9/30/2024	9/30/2025	9/30/2024
	(In thousands)
Mortgage loan servicing, net:
Revenue, net	$1,614	$2,248	$5,145	$6,681
Fair value change due to price	(576)	(4,155)	(2,328)	(1,979)
Fair value change due to pay-downs	(903)	(1,223)	(2,656)	(3,016)
Loss on sale of originated servicing rights	$(61)	$—	(233)	—
Total	$74	$(3,130)	$(72)	$1,686
Non-interest expenses totaled $34.1 million in the third quarter of 2025, compared to $32.6 million in the year-ago period.
The Company recorded income tax expense of $3.7 million in the third quarter of 2025. This compares to an income tax expense of $3.5 million in the third quarter of 2024. The change in income tax expense principally reflects changes in pre-tax earnings in 2025 relative to 2024.

Asset Quality
A breakdown of non-performing loans by loan type is as follows (1):

	9/30/2025	12/31/2024	9/30/2024
Loan Type	(Dollars in thousands)
Commercial	$13,825	$54	$59
Mortgage	7,873	7,005	6,525
Installment	900	733	666
Sub total	22,598	7,792	7,250
Less - government guaranteed loans	2,243	1,790	2,102
Total non-performing loans	$20,355	$6,002	$5,148
Ratio of non-performing loans to total portfolio loans	0.48%	0.15%	0.13%
Ratio of non-performing assets to total assets	0.38%	0.13%	0.11%
Ratio of allowance for credit losses to total non-performing loans	306.85%	989.32%	1115.85%
(1) Non performing loans include non-accrual loans and loans 90 days or more past due and still accruing interest.

The provision for credit losses was an expense of $1.99 million and $1.49 million in the third quarters of 2025 and 2024, respectively. We recorded loan net charge offs of $0.73 million and $0.31 million in the third quarters of 2025 and 2024, respectively. At September 30, 2025, the allowance for credit losses for loans totaled $62.5 million, or 1.49% of total portfolio loans compared to $59.4 million, or 1.47% of total portfolio loans at December 31, 2024.
Balance Sheet, Capital and Liquidity
Total assets were $5.49 billion at September 30, 2025, an increase of $155.0 million from December 31, 2024. Loans, excluding loans held for sale, were $4.20 billion at September 30, 2025, compared to $4.04 billion at December 31, 2024.  Deposits totaled $4.86 billion at September 30, 2025, an increase of $205.1 million from December 31, 2024. This increase is primarily due to increases in savings and interest-bearing checking, reciprocal, time and brokered time deposits that were partially offset by decreases in non-interest bearing deposits.
Cash and cash equivalents totaled $208.7 million at September 30, 2025, versus $119.9 million at December 31, 2024. Securities available for sale (“AFS”) totaled $502.6 million at September 30, 2025, versus $559.2 million at December 31, 2024.
On August 31, 2025 we redeemed our $40 million floating subordinated notes. This redemption did not affect our status as well-capitalized for regulatory purposes or have a material impact on our liquidity resources.

Total shareholders’ equity was $490.7 million at September 30, 2025, or 8.93% of total assets compared to $454.7 million or 8.52% at December 31, 2024. Tangible common equity totaled $461.3 million at September 30, 2025, or $22.29 per share compared to $424.9 million or $20.33 per share at December 31, 2024. The increases in shareholders’ equity as well as tangible common equity are primarily the result of earnings retention and a reduction in the accumulated other comprehensive loss.

The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	9/30/2025	12/31/2024	Well Capitalized Minimum

Tier 1 capital to average total assets	9.19%	9.58%	5.00%
Common equity tier 1 capital to risk-weighted assets	11.33%	11.74%	6.50%
Tier 1 capital to risk-weighted assets	11.33%	11.74%	8.00%
Total capital to risk-weighted assets	12.58%	12.99%	10.00%

At September 30, 2025, in addition to liquidity available from our normal operating, funding, and investing activities, we had unused credit lines with the FHLB and FRB of approximately $1.15 billion and $468.8 million, respectively. We also had approximately $465.9 million in fair value of unpledged securities AFS and HTM at September 30, 2025 which could be pledged for an estimated additional borrowing capacity at the FHLB and FRB of approximately $437.3 million.
Share Repurchase Plan
On December 17, 2024, the Board of Directors of the Company authorized the 2025 share repurchase plan. Under the terms of the 2025 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its then outstanding common stock. The repurchase plan is authorized to last through December 31, 2025. During the nine month period ended September 30, 2025, there were 266,008 shares of common stock repurchased, for an aggregate purchase price of $7.77 million.
Earnings Conference Call
Brad Kessel, President and CEO, Gavin Mohr, CFO and Joel Rahn, EVP – Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Tuesday, October 28, 2025.
To participate in the live conference call, please dial 1-833-470-1428 (Access Code # 362565). Also, the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL: https://events.q4inc.com/attendee/579402272.
A playback of the call can be accessed by dialing 1-866-813-9403 (Access Code # 783472). The replay will be available through November 4, 2025.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $5.5 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, consumer banking, investments and insurance. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.
For more information, please visit our Web site at: IndependentBank.com.
Forward-Looking Statements
This presentation contains forward-looking statements, which are any statements or information that are not historical facts. These forward-looking statements include statements about our anticipated future revenue and expenses and our future plans and prospects.

Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. For example, deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding to us, lead to a tightening of credit, and increase stock price volatility. Our results could also be adversely affected by changes in interest rates; increases in unemployment rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of our investment securities; legal and regulatory developments; changes in customer behavior and preferences; breaches in data security; and management’s ability to effectively manage the multitude of risks facing our business. Key risk factors that could affect our future results are described in more detail in our Annual Report on Form 10-K for the year ended December 31, 2024 and the other reports we file with the SEC, including under the heading “Risk Factors.” Investors should not place undue reliance on forward-looking statements as a prediction of our future results.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30, 2025	December 31, 2024
	(Unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$56,378	$56,984
Interest bearing deposits	152,308	62,898
Cash and Cash Equivalents	208,686	119,882
Securities available for sale	502,583	559,182
Securities held to maturity (fair value of $293,242 at September 30, 2025 and $301,860 at December 31, 2024)	321,450	339,436
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,102	16,099
Loans held for sale, carried at fair value	11,654	7,643
Loans
Commercial	2,125,053	1,937,364
Mortgage	1,517,656	1,516,726
Installment	555,574	584,735
Total Loans	4,198,283	4,038,825
Allowance for credit losses	(62,459)	(59,379)
Net Loans	4,135,824	3,979,446
Other real estate and repossessed assets, net	589	938
Property and equipment, net	38,805	37,492
Bank-owned life insurance	53,875	53,855
Capitalized mortgage loan servicing rights, carried at fair value	31,522	46,796
Other intangibles, net	1,123	1,488
Goodwill	28,300	28,300
Accrued income and other assets	140,600	147,547
Total Assets	$5,493,113	$5,338,104

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$1,003,521	$1,013,647
Savings and interest-bearing checking	2,040,462	1,995,314
Reciprocal	981,115	907,031
Time	660,815	628,285
Brokered time	173,242	109,811
Total Deposits	4,859,155	4,654,088
Other borrowings	2,006	45,009
Subordinated debt	—	39,586
Subordinated debentures	39,847	39,796
Accrued expenses and other liabilities	101,363	104,939
Total Liabilities	5,002,371	4,883,418

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	—	—
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 20,691,604 shares at September 30, 2025 and 20,895,714 shares at December 31, 2024	311,770	318,777
Retained earnings	239,602	205,853
Accumulated other comprehensive loss	(60,630)	(69,944)
Total Shareholders’ Equity	490,742	454,686
Total Liabilities and Shareholders’ Equity	$5,493,113	$5,338,104

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30, 2025	June 30, 2025	September 30, 2024	September 30,
				2025	2024
	(Unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$61,325	$59,535	$58,410	$178,628	$170,239
Interest on securities
Taxable	3,660	3,796	4,502	11,492	14,466
Tax-exempt	2,767	2,773	3,404	8,310	10,195
Other investments	1,538	774	2,018	3,882	4,898
Total Interest Income	69,290	66,878	68,334	202,312	199,798
Interest Expense
Deposits	21,972	20,462	24,462	63,389	70,148
Other borrowings and subordinated debt and debentures	1,957	1,801	2,018	5,262	6,253
Total Interest Expense	23,929	22,263	26,480	68,651	76,401
Net Interest Income	45,361	44,615	41,854	133,661	123,397
Provision for credit losses	1,991	1,500	1,488	4,212	2,251
Net Interest Income After Provision for Credit Losses	43,370	43,115	40,366	129,449	121,146
Non-interest Income
Interchange income	4,157	3,390	4,146	10,674	10,698
Service charges on deposit accounts	3,131	2,981	3,085	8,926	8,894
Net gains (losses) on assets
Mortgage loans	1,474	1,631	2,177	5,408	4,874
Equity securities at fair value	—	—	(8)	—	2,685
Securities available for sale	(36)	11	(145)	(355)	(414)
Mortgage loan servicing, net	74	490	(3,130)	(72)	1,686
Other	3,137	2,822	3,383	9,105	8,818
Total Non-interest Income	11,937	11,325	9,508	33,686	37,241
Non-interest Expense
Compensation and employee benefits	21,125	21,123	20,048	62,631	62,069
Data processing	3,784	3,847	3,379	11,360	9,891
Occupancy, net	2,127	2,046	1,893	6,396	5,853
Interchange expense	1,180	1,177	1,149	3,476	3,373
Furniture, fixtures and equipment	892	793	932	2,570	2,834
Advertising	526	833	581	2,220	1,860
Loan and collection	618	744	657	2,148	1,868
FDIC deposit insurance	615	637	664	1,963	2,141
Legal and professional	682	500	687	1,661	1,717
Communications	465	470	519	1,526	1,633
Other	2,117	1,592	2,074	6,204	4,870
Total Non-interest Expense	34,131	33,762	32,583	102,155	98,109
Income Before Income Tax	21,176	20,678	17,291	60,980	60,278
Income tax expense	3,674	3,801	3,481	11,011	11,949
Net Income	$17,502	$16,877	$13,810	$49,969	$48,329
Net Income Per Common Share
Basic	$0.85	$0.81	$0.66	$2.40	$2.31
Diluted	$0.84	$0.81	$0.65	$2.38	$2.29

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$45,361	$44,615	$43,685	$42,851	$41,854
Provision for credit losses	1,991	1,500	721	2,217	1,488
Non-interest income	11,937	11,325	10,424	19,121	9,508
Non-interest expense	34,131	33,762	34,262	36,987	32,583
Income before income tax	21,176	20,678	19,126	22,768	17,291
Income tax expense	3,674	3,801	3,536	4,307	3,481
Net income	$17,502	$16,877	$15,590	$18,461	$13,810

Basic earnings per share	$0.85	$0.81	$0.74	$0.88	$0.66
Diluted earnings per share	0.84	0.81	0.74	0.87	0.65
Cash dividend per share	0.26	0.26	0.26	0.24	0.24

Average shares outstanding	20,702,235	20,749,925	20,943,094	20,893,820	20,896,019
Average diluted shares outstanding	20,904,857	20,945,522	21,150,550	21,122,096	21,115,273

Performance Ratios
Return on average assets	1.27%	1.27%	1.18%	1.39%	1.04%
Return on average equity	14.57	14.66	13.71	16.31	12.54
Efficiency ratio (1)	58.86	59.67	62.20	59.09	62.82

As a Percent of Average Interest-Earning Assets (1)
Interest income	5.38%	5.35%	5.28%	5.37%	5.48%
Interest expense	1.84	1.77	1.79	1.92	2.11
Net interest income	3.54	3.58	3.49	3.45	3.37

Average Balances
Loans	$4,201,557	$4,128,771	$4,060,941	$3,994,661	$3,909,954
Securities	826,362	846,052	883,676	912,073	933,750
Total earning assets	5,159,681	5,036,090	5,078,596	5,007,566	4,985,842
Total assets	5,451,922	5,324,959	5,378,022	5,300,368	5,275,623
Deposits	4,786,408	4,646,639	4,715,331	4,655,091	4,616,119
Interest bearing liabilities	3,862,024	3,763,477	3,799,852	3,717,483	3,689,684
Shareholders' equity	476,422	461,720	461,291	450,214	438,077
(1)Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data (continued)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(unaudited)
	(Dollars in thousands except per share data)
End of Period
Capital
Tangible common equity ratio	8.44%	8.16%	8.26%	8.00%	8.08%
Tangible common equity ratio excluding accumulated other comprehensive loss	9.35	9.24	9.31	9.10	8.99
Average equity to average assets	8.74	8.67	8.58	8.49	8.30
Total capital to risk-weighted assets (2)	13.67	14.20	14.51	14.22	14.25
Tier 1 capital to risk-weighted assets (2)	12.42	12.23	12.34	12.06	12.06
Common equity tier 1 capital to risk-weighted assets (2)	11.55	11.36	11.45	11.17	11.16
Tier 1 capital to average assets (2)	10.07	10.07	9.89	9.85	9.63
Common shareholders' equity per share of common stock	$23.72	$22.65	$22.28	$21.76	$21.65
Tangible common equity per share of common stock	22.29	21.23	20.87	20.33	20.22
Total shares outstanding	20,691,604	20,715,650	20,970,115	20,895,714	20,893,800

Selected Balances
Loans	$4,198,283	$4,164,367	$4,072,691	$4,038,825	$3,942,287
Securities	824,033	838,813	866,604	898,618	932,312
Total earning assets	5,204,380	5,105,579	5,031,975	5,024,083	4,964,784
Total assets	5,493,113	5,418,519	5,328,428	5,338,104	5,259,268
Deposits	4,859,155	4,659,359	4,633,931	4,654,088	4,626,875
Interest bearing liabilities	3,897,487	3,832,845	3,768,435	3,764,832	3,682,482
Shareholders' equity	490,742	469,250	467,277	454,686	452,369
(2)September 30, 2025 are Preliminary.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation
Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.
Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Dollars in thousands)
Net Interest Margin, Fully Taxable Equivalent ("FTE")

Net interest income	$45,361	$41,854	$133,661	$123,397
Add: taxable equivalent adjustment	443	158	1,339	513
Net interest income - taxable equivalent	$45,804	$42,012	$135,000	$123,910
Net interest margin (GAAP) (1)	3.51%	3.35%	3.50%	3.34%
Net interest margin (FTE) (1)	3.54%	3.37%	3.54%	3.35%
(1)Annualized.

Tangible Common Equity Ratio

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
	(Dollars in thousands)
Common shareholders' equity	$490,742	$469,250	$467,277	$454,686	$452,369
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles, net	1,123	1,244	1,366	1,488	1,617
Tangible common equity	461,319	439,706	437,611	424,898	422,452
Addition:
Accumulated other comprehensive loss for regulatory purposes	54,833	64,089	61,285	64,146	52,454
Tangible common equity excluding accumulated other comprehensive loss adjustments	$516,152	$503,795	$498,896	$489,044	$474,906

Total assets	$5,493,113	$5,418,519	$5,328,428	$5,338,104	$5,259,268
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles, net	1,123	1,244	1,366	1,488	1,617
Tangible assets	5,463,690	5,388,975	5,298,762	5,308,316	5,229,351
Addition:
Net unrealized losses on available for sale securities and derivatives, net of tax	54,833	64,089	61,285	64,146	52,454
Tangible assets excluding accumulated other comprehensive loss adjustments	$5,518,523	$5,453,064	$5,360,047	$5,372,462	$5,281,805

Common equity ratio	8.93%	8.66%	8.77%	8.52%	8.60%
Tangible common equity ratio	8.44%	8.16%	8.26%	8.00%	8.08%
Tangible common equity ratio excluding accumulated other comprehensive loss	9.35%	9.24%	9.31%	9.10%	8.99%

Tangible Common Equity per Share of Common Stock:

Common shareholders' equity	$490,742	$469,250	$467,277	$454,686	$452,369
Tangible common equity	$461,319	$439,706	$437,611	$424,898	$422,452
Shares of common stock outstanding (in thousands)	20,692	20,716	20,970	20,896	20,894

Common shareholders' equity per share of common stock	$23.72	$22.65	$22.28	$21.76	$21.65
Tangible common equity per share of common stock	$22.29	$21.23	$20.87	$20.33	$20.22
The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.